EXHIBIT 99.1

                             AIRCRAFT FINANCE TRUST
                          C/O WILMINGTON TRUST COMPANY
                            1100 NORTH MARKET STREET
                               RODNEY SQUARE NORTH
                           WILMINGTON, DELAWARE 19890


                       HALF LIFE AND ADJUSTED BASE VALUES
                            36 AIRCRAFT -- AFT FLEET

                            AISI FILE NO.: A2S002BVO

                          REPORT DATE: 23 JANUARY 2002
                       VALUES AS OF DATE: 31 DECEMBER 2001

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23 January 2002

Aircraft Finance Trust
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware  19890

Subject: Half Life and Adjusted Base Value Appraisal for Fleet of 36 Aircraft The Aircraft Finance Trust ("AFT") Portfolio
          AISI File number: A2S002BVO

Ref:      (a)   Previous AISI Reports A0S015BVO, A1S006BVO
          (b)   Phoenix American Financial Services emails with Aircraft General
                Specification sheets - 02 January 2002

Ladies and Gentlemen:

Aircraft Information Services, Inc. (AISI) is pleased to offer our opinion to Aircraft Finance Trust (AFT) of the half life and adjusted base values as of 31 December 2001 of the Fleet of 36 Aircraft as identified and defined in Table I and reference (a) and (b) above (the 'Aircraft').

1. METHODOLOGY AND DEFINITIONS

The standard terms of reference for commercial aircraft value are 'base value' and 'current market value' of an 'average' aircraft. Base value is a theoretical value that assumes a hypothetical balanced market while current market value is the value in the real market; both assume a hypothetical average aircraft condition. All other values are derived from these values. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Appraiser.

AISI defines a 'base value' as that of a transaction between an equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, with supply and demand of the sale item roughly in balance and with no event which would cause a short term change in the market. Base values are typically given for aircraft in 'new' condition, 'average half-life' condition, or 'adjusted' for an aircraft in a specifically described condition at a specific time. An 'average' aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age.

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23 January 2002
AISI File No. A2S002BVO
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AISI assumes average condition unless otherwise specified in this report. AISI also assumes that airframe, engine and component maintenance and essential records are sufficient to permit normal commercial operation under a strict airworthiness authority.

'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval.

An 'adjusted' appraisal reflects an adjustment from half life condition for the actual condition, utilization, life remaining or time remaining of an airframe, engine or component.

It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a 'current market value', which is synonymous with the older term 'fair market value' as that value which reflects the real market conditions including short term events, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.

If more than one aircraft is contained in this report than it should be noted that the values given are not directly additive, that is, the total of the given values is not the value of the fleet but rather the sum of the values of the individual aircraft if sold individually over time so as not to exceed demand.

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23 January 2002
AISI File No. A2S002BVO
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2. VALUATION

Adjustments from half life have been applied based on the current maintenance status of the Aircraft as indicated to AISI by the client in the above reference
(b) data and in the previous AISI reference (a) report and in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.

With regard to airframe and gear maintenance, if no time between check/overhaul
(TBO) or time since check/overhaul (TSO) information was provided, and if the total hours/cycles of the airframe do not exceed the TBO limits then the total hours/cycles of the airframe were assumed to be the TSO. This was typical of newer aircraft. If no information was provided and if the TSO could not be calculated, then half life was assumed.

With regard to the engines, due to the limited information provided, all engines are considered to be in half life condition except on relatively new aircraft where all engines total cycles equal the total cycles of the airframe. On these aircraft the engine's life limit CSOs and overhaul CSOs are assumed to be the same as the total cycles of the airframe.

All hours and cycle information provided for airframe, C Check, D Check, and gear have been projected from the Aircraft General Specification sheet dates to 31 December 2001 based on a daily utilization factor calculated for each aircraft. All maintenance work which became due as a result of projecting the hour and cycle information to 31 December 2001 was assumed to have been completed and a new cycle started. However if the data would require more than one cycle to account for any elapsed time between the data sheets and 31 December 2001, then half life was assumed.

It is our considered opinion that the half life and adjusted base values of the Aircraft are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.


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23 January 2002
AISI File No. A2S002BVO
Page - 4 -


                                     Table I


                                                                       Half Life      Adjusted Base
                                                                       Base Value         Value
                                                                      31 Dec 2001      31 Dec 2001
Type                MSN     DOM     YOB       Engine        MTOW       US Dollars       US Dollars
--------           -----   ------   ----    ----------     -------  --------------   --------------
A310-300            448    Feb-88   1988    CF6-80C2A2     305,558     23,070,000       22,070,000
A320-200            210    Jul-91   1991     CFM56-5A1     166,446     25,230,000       25,390,000
A320-200            221    Oct-91   1991     CFM56-5A3     169,754     25,780,000       26,400,000
A320-200            222    Oct-91   1991     CFM56-5A3     169,754     25,780,000       26,400,000
A320-200            231    Sep-91   1991     CFM56-5A1     166,446     25,230,000       25,450,000
A320-200            373    Jan-93   1993     V2500-A1      166,447     26,380,000       25,850,000
A320-200            737    Sep-97   1997     CFM56-5B4     169,754     34,770,000       34,370,000
A320-200            749    Sep-97   1997     CFM56-5B4     169,754     34,770,000       34,380,000
B737-300           28333   Aug-96   1996     CFM56-3C1     139,500     27,190,000       26,600,000
B737-300           28548   Dec-97   1997     CFM56-3C1     130,000     28,040,000       28,470,000
B737-300           28554   Dec-96   1996     CFM56-3C1     139,500     27,190,000       27,130,000
B737-300           28557   Mar-97   1997     CFM56-3C1     139,500     28,470,000       28,450,000
B737-300           28558   Apr-97   1997     CFM56-3C1     139,500     28,470,000       28,450,000
B737-300           28559   May-97   1997     CFM56-3C1     138,500     28,420,000       28,290,000
B737-300           28561   Jun-97   1997     CFM56-3C1     135,000     28,260,000       28,140,000
B737-300           28562   Jul-97   1997     CFM56-3C1     135,000     28,260,000       28,140,000
B737-300           28563   Aug-97   1997     CFM56-3C1     135,000     28,260,000       28,070,000
B737-300           28564   Nov-97   1997     CFM56-3C1     135,000     28,260,000       28,380,000
B737-300           28740   Jun-98   1998     CFM56-3C1     139,500     29,800,000       29,920,000
B737-400           25663   Nov-92   1992     CFM56-3C1     138,500     23,790,000       24,330,000
B737-400           25664   Nov-92   1992     CFM56-3C1     138,500     23,790,000       23,180,000
B737-400           28489   Nov-96   1996     CFM56-3C1     150,000     29,550,000       29,380,000
B737-400           28490   Nov-96   1996     CFM56-3C1     150,000     29,550,000       29,550,000
B737-400           28491   Nov-96   1996     CFM56-3C1     150,000     29,550,000       29,320,000
B767-200ER         23805   Jul-87   1987    CF6-80C2B2     334,996     27,890,000       27,970,000
B767-200ER         23806   Aug-87   1987    CF6-80C2B2     334,996     27,890,000       27,960,000
B767-300ER         25221   Aug-91   1991    CF680C2B6F     406,996     54,140,000       55,490,000
B767-300ER         25403   Jan-92   1992      PW4060       407,000     56,960,000       57,020,000
B767-300ER         29617   Mar-99   1999    CF6-80C2B7F    412,000     80,090,000       82,180,000
B767-300ER         30008   Mar-99   1999    CF6-80C2B6F    412,000     79,490,000       82,320,000
DC-10-30           46584   Feb-80   1980     CF6-50C2      572,000      8,980,000        9,990,000
DC-10-30           48292   Feb-82   1982     CF6-50C2      580,000     10,370,000        9,970,000
MD83               49398   Nov-86   1986     JT8D-219      160,000     11,760,000       11,710,000
MD83               49791   Sep-89   1989     JT8D-219      160,000     14,700,000       14,700,000
MD83               53198   Apr-91   1991     JT8D-219      160,000     16,510,000       16,870,000
MD83               53199   Mar-92   1992     JT8D-219      160,000     17,430,000       17,230,000
                                                                   --------------   --------------
                                                Total              $1,074,070,000   $1,079,520,000
                                                                   ==============   ==============


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23 January 2002
AISI File No. A2S002BVO
Page - 5 -

Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft or equipment. AISI has no past, present, or anticipated future interest in the subject aircraft or equipment. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any party's action or failure to act as a result of reliance or alleged reliance on this report.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.


John D. McNicol
Vice President
Appraisals & Forecasts